                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                  SCHEDULE 13G

                  Under the Securities and Exchange Act of 1934

                                 ProShares Trust
                                (Name of Issuer)

                        ProShares Ultra Consumer Services
                         (Title of Class of Securities)

                                    74347R750
                                 (CUSIP Number)

                                 April 30, 2010
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     This Schedule is filed pursuant to Rule 13d-1(b)

The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP NO. 74347R750

--------------------------------------------------------------------------------
1)   Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person

     Ameriprise Financial, Inc. IRS No. 13-3180631
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group                   (a) [ ]
                                                                        (b) [X]*

* This filing describes the reporting person's relationship with other persons, but the reporting person does not affirm the existence of a group.
--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place of Organization

     Delaware
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                5)   Sole Voting Power

                     -0-
                ----------------------------------------------------------------
  NUMBER OF     6)   Shared Voting Power
   SHARES
BENEFICIALLY         -0-
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING     7)   Sole Dispositive Power
   PERSON
    WITH             -0-
                ----------------------------------------------------------------
                8)   Shared Dispositive Power

                     100,187
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     100,187
--------------------------------------------------------------------------------
10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not Applicable
--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount In Row (9)

     19.08%
--------------------------------------------------------------------------------
12)  Type of Reporting Person

     CO
--------------------------------------------------------------------------------

CUSIP NO. 74347R750

--------------------------------------------------------------------------------
1)   Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person

     Securities America Financial Corporation. IRS No. 47-0691275
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group                   (a) [ ]
                                                                        (b) [X]*

* This filing describes the reporting person's relationship with other persons, but the reporting person does not affirm the existence of a group.
--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place of Organization

     Nebraska
--------------------------------------------------------------------------------
                5)   Sole Voting Power

                     -0-
                ----------------------------------------------------------------
  NUMBER OF     6)   Shared Voting Power
   SHARES
BENEFICIALLY         -0-
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING     7)   Sole Dispositive Power
   PERSON
    WITH             -0-
                ----------------------------------------------------------------
                8)   Shared Dispositive Power

                     100,187
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     100,187
--------------------------------------------------------------------------------
10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not Applicable
--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount In Row (9)

     19.08%
--------------------------------------------------------------------------------
12)  Type of Reporting Person

     CO
--------------------------------------------------------------------------------

CUSIP NO. 74347R750

--------------------------------------------------------------------------------
1)   Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person

     Securities America Advisors, Inc. IRS No. 47-0648506
--------------------------------------------------------------------------------
2)   Check the Appropriate Box if a Member of a Group                   (a) [ ]
                                                                        (b) [X]*

* This filing describes the reporting person's relationship with other persons, but the reporting person does not affirm the existence of a group.
--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place of Organization

     Nebraska
--------------------------------------------------------------------------------
                5)   Sole Voting Power

                     -0-
                ----------------------------------------------------------------
  NUMBER OF     6)   Shared Voting Power
   SHARES
BENEFICIALLY         -0-
OWNED BY EACH   ----------------------------------------------------------------
  REPORTING     7)   Sole Dispositive Power
   PERSON
    WITH             -0-
                ----------------------------------------------------------------
                8)   Shared Dispositive Power

                     100,187
--------------------------------------------------------------------------------
9)   Aggregate Amount Beneficially Owned by Each Reporting Person

     100,187
--------------------------------------------------------------------------------
10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares

     Not Applicable
--------------------------------------------------------------------------------
11)  Percent of Class Represented by Amount In Row (9)

     19.08%
--------------------------------------------------------------------------------
12)  Type of Reporting Person

     IA
--------------------------------------------------------------------------------

1(a)   Name of Issuer:                         ProShares Trust

1(b)   Address of Issuer's Principal           7501 Wisconsin Ave., Suite 1000
       Executive Offices:                      Bethesda, Maryland 20814

2(a)   Name of Person Filing:                  (a) Ameriprise Financial, Inc.
                                               ("AFI")
                                               (b) Securities America Financial
                                               Corporation ("SAFC")
                                               (c) Securities America Advisors,
                                               Inc. ("SAA")

2(b)   Address of Principal Business Office:

                                               c/o Ameriprise Financial, Inc.
                                               145 Ameriprise Financial Center
                                               Minneapolis, MN 55474

2(c)   Citizenship:                            (a) Delaware
                                               (b) Nebraska
                                               (c) Nebraska

2(d)   Title of Class of Securities:           ProShares Ultra Consumer Services

2(e)   Cusip Number:                           74347R750

3      Information if statement is filed pursuant to Rules 13d-1(b) or 13d-2(b):

            (a) Ameriprise Financial, Inc.

       A parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G).
       (Note: See Item 7)

            (b)  Securities America Financial Corporation.

       A parent holding company in accordance with Rule 13d-1(b)(1)(ii)(G).
       (Note: See Item 7)

            (c)  Securities America Advisors, Inc.

       An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

4 Incorporated by reference to Items (5)-(9) and (11) of the cover page pertaining to each reporting person.

       AFI, as the parent company of SAFC, and indirect parent of SAA, may be deemed to beneficially own the shares reported herein by SAFC and SAA.
       Accordingly, the shares reported herein by AFI include those shares separately reported herein by SAFC and SAA.

       SAFC, as the parent company of SAA, may be deemed to beneficially own the shares reported herein by SAA. Accordingly, the shares reported herein by SAFC include those shares separately reported herein by SAA.

       Each of the reporting persons herein disclaims beneficial ownership of any shares reported on this Schedule.

5      Ownership of 5% or Less of a Class:

       If this statement is being filed to report the fact as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

6      Ownership of more than 5% on Behalf of Another Person: Not Applicable

7      Identification and Classification of the Subsidiary Which Acquired the
       Security Being Reported on by the Parent Holding Company:

            See Exhibit I

8      Identification and Classification of Members of the Group:

            Not Applicable

9      Notice of Dissolution of Group:

            Not Applicable

10     Certification:

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: May 13, 2010

                                        Ameriprise Financial, Inc.


                                        By /s/ Wade M. Voigt
                                           -------------------------------------
                                        Name: Wade M. Voigt
                                        Title: Director - Fund Administration


                                        Securities America Financial Corporation


                                        By: /s/ Wade M. Voigt
                                            ------------------------------------
                                        Name: Wade M. Voigt
                                        Title: Attorney-in-fact


                                        Securities America Advisors, Inc.


                                        By: /s/ Wade M. Voigt
                                            ------------------------------------
                                        Name: Wade M. Voigt
                                        Title: Attorney-in-fact

                                        Contact Information
                                        Wade M. Voigt
                                        Director - Fund Administration
                                        Telephone: (612) 671-5682

                                  Exhibit Index

Exhibit I Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

Exhibit II   Joint Filing Agreement and Power of Attorney

                                    Exhibit I

                                       to

                                  Schedule 13G

Ameriprise Financial, Inc., a Delaware Corporation, is a parent holding company. The classification and identity of the relevant subsidiaries are as follows:

Parent Holding Company - Securities America Financial Corporation, a Nebraska corporation

Investment Adviser - Securities America Advisors, Inc., a Nebraska corporation, is investment adviser registered under section 203 of the Investment Advisers Act of 1940.

                                   Exhibit II

                                       to

                                  Schedule 13G

                             Joint Filing Agreement
                                       And
                                Power of Attorney

The undersigned persons agree and consent to the joint filing on their behalf of this Schedule 13G dated May 13, 2010 in connection with their beneficial ownership of ProShares Ultra Consumer Services. Each of the undersigned authorizes and appoints each of Wade M. Voigt, Paul B. Goucher, Scott R. Plummer, Eric T. Brandt, Amy Johnson, attorney-in-fact and agent, with full power of substitution and resubstitution, for in name and stead, to sign and file with the US Securities and Exchange Commission (the "SEC") the Schedule 13G to which this Exhibit is attached or further amendments thereto, and any and all applications or other documents to be filed with the SEC pertaining thereto, including, but not limited to, such applications as may be necessary to file electronically with the SEC, with full power and authority to do and perform all acts and things requisite and necessary to be done in connection therewith.

Ameriprise Financial, Inc.


By: /s/ Wade M. Voigt
    ------------------------------------
    Wade M. Voigt
    Director - Fund Administration


Securities America Financial Corporation


By: /s/ Terrance DeWald
    ------------------------------------
Name: Terrance DeWald
Title: Senior Vice President and General
       Counsel


Securities America Advisors, Inc.


By: /s/ Terrance DeWald
    ------------------------------------
Name: Terrance DeWald
Title: Senior Vice President and General
       Counsel